Exhibit 21.1

Dover Motorsports, Inc.

Subsidiaries of Registrant at December 31, 2005

Dover International Speedway, Inc.

Nashville Speedway, USA, Inc.

Midwest Racing, Inc.

Gateway International Motorsports Corporation

Gateway International Services Corporation

Memphis International Motorsports Corporation

M & N Services Corp